Exhibit 99.1

NEWS RELEASE

STEWART INFORMATION SERVICES CORP. P.O. Box 2029 Houston, Texas 77252-2029	CONTACTS Kathryn Bass, Stewart Investor Relations (713) 305-2160; Kathryn.bass@stewart.com John Chattaway, Stewart Media Relations (281) 380-8377; mediarelations@stewart.com

Stewart Announces New Credit Facility

HOUSTON (October 8, 2025) – Stewart Information Services Corporation (NYSE: STC) today announced entry into a new credit facility.

On October 7, 2025, Stewart entered into a new Credit Agreement comprised of a $300 million revolving credit facility with a five-year maturity, to October 2030. This new facility provides an additional $100 million in revolving credit above the previous facility placed for Stewart in October 2021. The previous Credit Agreement was terminated on October 7, 2025, in connection with the new Credit Agreement.

The new Credit Agreement includes an incremental facility option that permits Stewart to increase the revolving commitments in an aggregate amount not to exceed $125 million.

“We are on a journey to become the premier title services company and have charted out long-term strategic priorities to help us reach this destination. This credit facility offers us additional backing to build on our momentum and grow the company,” said Stewart Chief Executive Officer, Fred Eppinger. “We are grateful to our bank syndicate for their support and delivery of this credit facility.”

About Stewart

Stewart (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage and real estate industries, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we are dedicated to becoming the premier title services company and we are committed to doing so by partnering with our customers to create mutual success. Learn more at stewart.com.

ST-IR

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